Exhibit 99.1

China Automotive Systems Reports Unaudited 2019 Third Quarter Results

By PR Newswire, November 12, 2019, 06:00:00 AM EDT

WUHAN, China, Nov. 12, 2019 /PRNewswire/ -- China Automotive Systems, Inc. (Nasdaq:CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the third quarter and nine months ended September 30, 2019.

Third Quarter 2019 Highlights

Net sales were $100.5 million compared to $112.1 million in the third quarter of 2018;

Gross profit increased to $17.3 million from $15.4 million, and the gross margin rose to 17.2% from 13.7% in the third quarter of 2018;

Income from operations was $4.3 million, with an operating margin of 4.3%, compared with Income from operations of $1.8 million, or a 1.6% operating margin in the same quarter last year;

Net income attributable to parent company's common shareholders was $4.2 million, or diluted earnings per share of $0.13, compared to net income attributable to parent company's common shareholders of $0.4 million, or diluted earnings per share of $0.01 in the third quarter of 2018;

Approximately 96,000 shares of common stock were repurchased.

First Nine Months of 2019 Highlights

Net sales were $315.5 million compared to $371.9 million in the first nine months of 2018;

Gross margin was 14.8% compared with 14.5% in the same period last year;

Income from operations was $8.1 million compared with $7.0 million in the same period last year;

Diluted earnings per share attributable to parent company's common shareholders was $0.26 compared with $0.17 for the first nine months of 2018;

Cash and cash equivalents and pledged cash deposits were $102.3 million as of September 30, 2019;

Net cash flow from operating activities was $4.1 million.

Mr. Qizhou Wu, the Chief Executive Officer of CAAS, commented, "Our sales reflected the continuing slow growth in the economy as China's gross domestic product grew by 6.0% in the quarter ended September 30th, the slowest quarterly growth rate since 1992.  In the automobile sector, the sales of Chinese-branded cars were down 13.2% year-on-year in the month of September and accounted for 18.5% of the total car sales. This market share represented a decline of 1.2% in market share compared with September 2018.  For the first nine months of 2019, total sales of Chinese-branded passenger cars were 18.5% lower than the same period in 2018. The sales of Chinese-branded SUVs declined by 8.0% year-on-year with a decrease of 2.6 percentage points in market share over the previous year. The sales of Chinese brand MPVs were down 10.5% year on year. As a leading supplier of steering products to Chinese-branded vehicles, our sales reflect the current market conditions. However, government stimulus measures including tax cuts and infrastructure investments, have started to improve the economy and if necessary, there may be more infrastructure spending to stabilize economic growth."

"In addition, we are positive about the prospects for our developmental projects. Our electric power steering ("EPS") joint venture with KYB (China) Investment Co., Ltd. will add more resources to quickly improve our products and market share.  Our new electric motor product development for power steering systems with Hyoseong Electric Co. Ltd. and our new recirculating-ball steering system development for a global client's autonomous vehicle development offer new avenues for future growth."

Mr. Jie Li, the Chief Financial Officer of CAAS, commented, "We continue to focus on building our financial strength to offer customers advanced products as well as develop new products to enhance our global presence. During the 3rd quarter, we purchased approximately 96,000 shares of common stock in the open market. We are committed to enhancing long-term shareholder value."

Third Quarter of 2019

In the third quarter of 2019, net sales were $100.5 million compared to $112.1 million in the same quarter of 2018. The decrease in net product sales was mainly due to a change in the product mix and lower domestic sales volume due to softer demand in the Chinese domestic brand automobile market. Net product sales to North America grew 11.6% to $33.8 million compared to $30.3 million for the same quarter in 2018. The increase in export sales to North America was mainly due to higher sales of the Company's more advanced products.  Net product sales for the Company's electric power steering ("EPS") products were $18.5 million, or 18.4% of net sales.

Gross profit was $17.3 million in the third quarter of 2019, compared to $15.4 million in the third quarter of 2018.  Gross margin was 17.2% compared to 13.7% for the same period of 2018, mainly due to changes in the product mix.

Selling expenses were $3.6 million in the third quarter of 2019, compared to $3.4 million in the third quarter of 2018. Selling expenses represented 3.6% of net sales in the third quarter of 2019, compared to 3.0% in the third quarter of 2018.

General and administrative expenses ("G&A expenses") were $4.4 million in the third quarter of 2019, compared to $3.7 million in the same quarter of 2018. The increase was primarily due to higher professional fees. G&A expenses represented 4.4% of net sales in the third quarter of 2019 compared with 3.3% in the third quarter of 2018.

Research and development expenses ("R&D expenses") were $6.1 million in the third quarter of 2019, compared to $7.0 million in the third quarter of 2018. R&D expenses represented 6.1% of net sales in the third quarter of 2019 compared with 6.1% in the third quarter last year. The lower R&D expenses were mainly due to more strict cost controls over R&D expenditures.

Net financial income was $1.6 million in the third quarter of 2019 compared to net financial income of $0.8 million in the third quarter of 2018, which was mainly due to the increase in foreign exchange gain as a result of the significant appreciation of USD against RMB.

Income from operations was $4.3 million in the third quarter of 2019, compared to $1.8 million in the same quarter of 2018. The increase was mainly due to increased gross profit and higher gross margin.

Income before income tax expenses and equity in earnings of affiliated companies was $5.3 million in the third quarter of 2019, compared to $1.8 million in the third quarter of 2018. The increase in income before income tax expenses and equity in earnings of affiliated companies was mainly due to higher operating income in the third quarter of 2019 compared with the third quarter of 2018.

Net income attributable to parent company's common shareholders was $4.2 million in the third quarter of 2019, compared to net income attributable to parent company's common shareholders of $0.4 million in the third quarter of 2018. Diluted earnings per share were $0.13 in the third quarter of 2019, compared to diluted earnings per share of $0.01 in the third quarter of 2017.

The weighted average number of diluted common shares outstanding was 31,492,035 in the third quarter of 2019, compared to 31,645,556 in the third quarter of 2018.

First Nine Months of 2019

Net sales for the first nine months of 2019 were $315.5 million, compared to $371.9 million in the first nine months of 2018. Nine-month gross profit was $46.5 million, compared to $54.0 million in the corresponding period last year. Nine-month gross margin was 14.8%, compared to 14.5% for the corresponding period in 2018. For the nine months ended September 30, 2019, gain on other sales amounted to $4.9 million, compared to $3.0 million for the corresponding period in 2018. Income from operations was $8.1 million compared to $7.0 million in the first nine months of 2018. Operating margin was 2.6%, compared to 1.9% for the corresponding period of 2018.

Net income attributable to parent company's common shareholders was $8.2 million compared with $5.5 million in the corresponding period last year. Diluted earnings per share were $0.26 in the first nine months of 2019, compared to diluted earnings per share of $0.17 for the corresponding period in 2018.

As of September 30, 2019, total cash and cash equivalents and pledged cash deposits were $102.3 million. Total accounts receivable including notes receivable were $234.3 million. Accounts payable including notes payable were $176.7 million, and short-term loans were $56.0 million. Total parent company stockholders' equity was $304.9 million as of September 30, 2019, compared to $304.8 million as of December 31, 2018.

Net cash provided by operating activities was $4.1 million in the first nine months of 2019 compared with net cash provided by operating activities of $9.0 million in the first nine months of 2018.  Payments to acquire property, plant and equipment were $23.6 million compared with $24.3 million in the first nine months of 2018. Approximately 96,000 shares of common stock were repurchased during the third quarter of 2019, and the Company expects to repurchase more shares in the future.

Business Outlook

Management has reiterated its revenue guidance for the full year 2019 to $430 million. This target is based on the Company's current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on November 12, 2019 at 8:00 A.M. EST/9:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

Phone Number: +1-877-407-8031 (North America)

Phone Number: +1-201-689-8031 (International)

Mainland China Toll Free: +86-400-120-2840

A replay of the call will be available on the Company's website under investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through nine Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 6 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Chrysler Group LLC in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 28, 2019, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

+1-212-521-4050

Email: Kevin@awakenlab.com

- Tables Follow -

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended September 30,
	2019	2018
Net product sales ($12,277 and $8,207 sold to related parties for the three months ended September 30, 2019 and 2018)	$100,542	$112,084
Cost of products sold ($6,474 and $4,659 purchased from related parties for the three months ended September 30, 2019 and 2018)	83,225	96,718
Gross profit	17,317	15,366
Gain on other sales	1,102	482
Less: Operating expenses
Selling expenses	3,563	3,353
General and administrative expenses	4,429	3,708
Research and development expenses	6,112	6,957
Total operating expenses	14,104	14,018
Income from operations	4,315	1,830
Other income/(expense), net	171	(461)
Interest expense	(787)	(431)
Financial income, net	1,552	815
Income before income tax expenses and equity in earnings of affiliated companies	5,251	1,753
Less: Income taxes	948	326
Equity in loss of affiliated companies	(226)	(1,049)
Net income	4,077	378
Net (loss)/income attributable to non-controlling interests	(172)	1
Net income attributable to parent company's common shareholders	$4,249	$377
Comprehensive income:
Net income	$4,077	$378
Other comprehensive income:
Foreign currency translation loss, net of tax	(9,703)	(13,012)
Comprehensive loss	(5,626)	(12,634)
Comprehensive loss attributable to non-controlling interests	(892)	(619)
Comprehensive loss attributable to parent company	$(4,734)	$(12,015)

Net income attributable to parent company's common shareholders per share
Basic -	$0.13	$0.01
Diluted -	$0.13	$0.01

Weighted average number of common shares outstanding
Basic	31,492,035	31,644,004
Diluted	31,492,035	31,645,556

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Nine Months Ended September 30,
	2019	2018
Net product sales ($39,458 and $29,909 sold to related parties for the nine months ended September 30, 2019 and 2018)	$315,483	$371,884
Cost of products sold ($18,108 and $20,336 purchased from related parties for the nine months ended September 30, 2019 and 2018)	268,936	317,858
Gross profit	46,547	54,026
Gain on other sales	4,856	2,972
Less: Operating expenses
Selling expenses	10,507	14,067
General and administrative expenses	13,453	12,574
Research and development expenses	19,351	23,349
Total operating expenses	43,311	49,990
Income from operations	8,092	7,008
Other income, net	1,131	760
Interest expense	(2,086)	(1,647)
Financial income, net	2,439	947
Income before income tax expenses and equity in earnings of affiliated companies	9,576	7,068
Less: Income taxes	1,820	1,116
Equity in loss of affiliated companies	(222)	(546)
Net income	7,534	5,406
Net loss attributable to non-controlling interests	(692)	(130)
Net income attributable to parent company's common shareholders	$8,226	$5,536
Comprehensive income:
Net income	$7,534	$5,406
Other comprehensive income:
Foreign currency translation loss, net of tax	(10,221)	(17,237)
Comprehensive loss	(2,687)	(11,831)
Comprehensive loss attributable to non-controlling interests	(1,454)	(814)
Comprehensive loss attributable to parent company	$(1,233)	$(11,017)

Net income attributable to parent company's common shareholders per share
Basic -	$0.26	$0.17
Diluted -	$0.26	$0.17

Weighted average number of common shares outstanding
Basic	31,498,553	31,644,004
Diluted	31,501,108	31,645,622

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets

(In thousands of USD unless otherwise indicated)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$83,820	$86,346
Pledged cash	18,491	29,623
Accounts and notes receivable, net - unrelated parties	212,390	237,519
Accounts and notes receivable - related parties	21,877	18,825
Inventories	87,175	88,021
Other current assets	23,229	35,094
Total current assets	446,982	495,428
Non-current assets:
Property, plant and equipment, net	137,673	129,853
Long-term investments	33,976	32,620
Other non-current assets	31,669	32,598
Total assets	$650,300	$690,499

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term loans	$56,042	$60,952
Accounts and notes payable - unrelated parties	168,839	205,643
Accounts and notes payable - related parties	7,889	4,477
Accrued expenses and other payables	41,635	47,032
Other current liabilities	23,176	23,196
Total current liabilities	297,581	341,300
Long-term liabilities:
Long-term government loans	7,352	291
Other long-term payable	5,818	8,726
Long-term tax payable	26,693	29,503
Other non-current liabilities	7,950	5,852
Total liabilities	$345,394	$385,672

Stockholders' equity:
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; Issued - 32,338,302 and 32,338,302 shares as of September 30, 2019 and December 31, 2018, respectively	$3	$3
Additional paid-in capital	64,429	64,429
Retained earnings-
Appropriated	11,104	11,104
Unappropriated	219,665	211,439
Accumulated other comprehensive income	(7,604)	1,855
Treasury stock - 885,867 and 711,698 shares as of September 30, 2019 and December 31, 2018, respectively	(3,396)	(2,953)
Total parent company stockholders' equity	284,201	285,877
Non-controlling interests	20,705	18,950
Total stockholders' equity	304,906	304,827
Total liabilities and stockholders' equity	$650,300	$690,499

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net income	$7,534	$5,406
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	13,050	13,590
(Reversal)/accrual of provision for doubtful accounts	(692)	253
Inventory write downs	3,150	4,971
Deferred income taxes	(601)	(134)
Equity in loss of affiliated companies	222	546
(Gain)/loss on fixed assets disposals	(692)	6
Changes in operating assets and liabilities
(Increase)/decrease in:
Accounts and notes receivable	16,243	29,758
Inventories	(4,765)	(18,220)
Other current assets	4,745	(1,604)
Increase/(decrease) in:
Accounts and notes payable	(28,811)	(28,744)
Accrued expenses and other payables	(4,374)	3,513
Long-term taxes payable	(2,810)	-
Other current liabilities	1,882	(334)
Net cash provided by operating activities	4,081	9,007
Cash flows from investing activities:
Decrease in demand loans and employee housing loans included in other non-current assets	185	453
Cash received from property, plant and equipment sales	1,164	263
Payments to acquire property, plant and equipment (including $514 and $6,747 paid to related parties for the nine months ended September 30, 2019 and 2018, respectively)	(23,560)	(24,295)
Payments to acquire intangible assets	(1,435)	-
Investment under equity method	(2,491)	(5,957)
Purchase of short-term investments	(19,647)	(19,974)
Proceeds from maturities of short-term investments	27,040	26,793
Government subsidy received for purchase of property, plant and equipment	1,898	-
Cash received from long-term investment	579	-
Cash received from repayment of the loan to a related party	-	20,430
Net cash used in investing activities	(16,267)	(2,287)
Cash flows from financing activities:
Proceeds from bank and government loans	54,675	67,938
Repayments of bank and government loans	(52,486)	(69,025)
Proceeds from sale and leaseback transaction	-	11,758
Repayments of the borrowing for sale and leaseback transaction	(3,143)	(2,181)
Dividends paid to non-controlling interest holders of non-wholly owned subsidiaries	(333)	(524)
Cash received from capital contributions by non-controlling interest holder	3,542	15,728
Repurchase of common shares	(443)	-
Net cash provided by financing activities	1,812	23,694
Effects of exchange rate on cash, cash equivalents and pledged cash	(3,284)	(4,603)
Net (decrease)/increase in cash, cash equivalents and pledged cash	(13,658)	25,811
Cash, cash equivalents and pledged cash at beginning of the period	115,969	96,093
Cash, cash equivalents and pledged cash at end of the period	$102,311	$121,904